Exhibit p(1)

CODE OF ETHICS
OF
HOMESTEAD FUNDS, INC.
RE ADVISERS CORPORATION
RE INVESTMENT CORPORATION

Effective April 28, 2005

I.	GENERAL STATEMENT OF POLICY.

This Code of Ethics (“Code”) is formulated by the Homestead Funds, Inc. (the “Corporation”), RE Advisers Corporation (the “Adviser”), and the RE Investment Corporation (the “Underwriter”) pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (“1940 Act”) and Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), as applicable, to address the fiduciary duty that their directors, officers, employees, and affiliates have to the Adviser’s clients and the Corporation’s investors. All personnel should not take advantage of their positions and should conduct themselves in a manner to avoid actual or potential conflicts of interests and to meet their duty to at all times place the interests of the Adviser’s clients and the Corporation’s investors first.

This Code is not an attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield supervised persons from liability for personal trading or other conduct that violates a fiduciary duty to advisory clients.

II.	STANDARDS OF BUSINESS CONDUCT.

The following standards of business conduct shall govern personal investment activities and the interpretation and administration of this Code:

•	The interests of advisory clients and Corporation shareholders must be placed first at all times;

•	All personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

•	Personnel of the Adviser and Corporation should not take advantage of their positions; and

•	In conducting themselves and the operations of the Adviser, the Adviser’s supervised persons must comply with applicable Federal Securities Laws, as defined below.

III.	GENERAL PROHIBITION AGAINST FRAUD, DECEIT AND MANIPULATION.

Access Persons may not, in connection with the purchase or sale, directly or indirectly, of a Security held or to be acquired by the Corporation:

•	Employ any device, scheme or artifice to defraud the Corporation;

•	Make to the Corporation any untrue statement of a material fact or omit to state to the Corporation a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Corporation; or

•	Engage in any manipulative practice with respect to the Corporation.

IV.	DEFINITIONS.

a.	“Access Person” means

(i) any director or officer of the Corporation;

(ii) any director or officer of the Adviser;

(iii) any supervised person of the Adviser who has access to nonpublic information regarding any clients’ and the Corporation’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund, as defined below;

(iv) any supervised person of the Adviser who is involved in making securities recommendations to clients, including the Corporation, or who has access to such recommendations that are nonpublic; and

(v) any director, officer or general partner of the Underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding the purchase or sale of Covered Securities by the Corporation for which the Underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Corporation regarding the purchase or sale of Covered Securities.

b. “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

c. “Beneficial Ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership will apply to all securities which an access person has or acquires. Generally, a person is regarded as having a beneficial ownership in those securities held in his or her name, the name of his or her spouse, the names of his or her minor children who reside with him or her, and any other relatives (parents, adult children, brothers, sisters, etc.) whose investments he or she directs or controls, whether the person lives with him/her or not. A person may also be regarded as having a Beneficial Ownership in securities held in the name of another person (individual, partner, corporation, trust, custodian, or other entity) if, by reason of any contract, understanding or relationship, he or she obtains or may obtain benefits from the securities substantially equivalent to those of ownership. A person does not derive a Beneficial Ownership by virtue of serving as a trustee or executor unless he or she, or a member of his or her immediate family, has a vested interest in the income or corpus of the trust or estate.

d. “Chief Compliance Officer” means the person(s) appointed by the Adviser or the Corporation to administer the provisions of this Code or his or her designee.

e. “Control” shall have the same meaning as set forth in Section 2(a)(9) of the 1940 Act.

f. “Covered Security” means a security as defined in Section 2(a)(36) of 1940 Act, and includes stocks, bonds, options (including stock appreciation rights), 401(k) account positions, ESOP stock, investment contracts, profit-sharing agreements, transferable shares, options on securities, limited partnership interests, or in general, any interest or instrument commonly known as a “security.” However, in the case of an interest in a limited partnership that invests in securities, the Covered Security will be the interest in the limited partnership, and not the underlying securities in which the partnership invests, provided that the partnership receives investment advice based on its investment objectives rather than on the individual investment objectives of its limited partners.

A Covered Security does not include:

(i) direct obligations of the U.S. Government;

(ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (which are any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization), including repurchase agreements;

(iii) shares issued by open-end registered Funds other than a Reportable Fund, as defined below;

(iv) any instrument that is not a security as defined in Section 2(a)(36) of the 1940 Act. These instruments include, but are not limited to:

•	futures contracts;

•	options on futures contracts;

•	general partnership interests, provided generally that the general partnership interest entitles the owner to exercise management control over the partnership; and

•	direct interests in real estate; and

•	shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds, as defined below.

g. “Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach Bliley Act, any rules adopted by the U.S. Securities and Exchange Commission (the “SEC”) under any of these statutes, the Bank Secrecy Act as it applies to Funds, as defined below, and investment advisers, and any rules adopted thereunder by the SEC or the Department of Treasury.

h. “Fund” means an investment company registered under the 1940 Act.

i. “Independent Director” means a director of the Corporation who is not an “interested person” of the Corporation within the meaning of Section 2(a)(19) of the 1940 Act.

j. “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

k. “Investment Personnel” means:

(i) Any employee of the Corporation or Adviser (or any company in a control relationship to the Corporation or Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Corporation.

(ii) Any natural person who controls the Corporation or Adviser and who obtains information concerning recommendations made to the Corporation regarding the purchase or sale of securities by the Corporation.

l. “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) and Section 4(6) of, and Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933 (i.e., a private placement).

m. “Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a covered security.

n. “Reportable Fund” means:

(i) any Fund for which the Adviser serves as an investment adviser as defined in Section 2(a)(20) of the 1940 Act; or

(ii) any Fund whose investment adviser or principal underwriter controls the Adviser, is Controlled by the Adviser, or is under common Control with the Adviser.

o. A Covered Security “held or to be acquired” means (i) any Covered Security which, within the most recent fifteen days is or has been held by a client or the Corporation; and (ii) any option to purchase or sell, any security convertible into or exchangeable for, any such Covered Security.

p. A Covered Security is being “purchased or sold” by the Adviser from the time when a purchase or sale decision has been made or a purchase or sale program has been transmitted to the person who places buy and sell orders for the Adviser until the time when such program has been fully completed or terminated.

     V. RESTRICTIONS ON PERSONAL SECURITIES TRANSACTIONS.

Prohibitions.

a. Pre-Clearance Required. Unless specifically exempted under this Code, no Access Person shall purchase or sell, directly or indirectly, any Covered Security in which an Access Person has (or by reason of such transaction acquires) any Beneficial Ownership without obtaining prior approval from the Compliance Officer in the manner prescribed by the Compliance Officer.

b. Initial Public Offerings. No Access Person shall purchase, directly or indirectly, any Beneficial Ownership in any security sold as a part of an Initial Public Offering.

c. Pre-Clearance of Limited Offerings. No Access Person shall purchase, directly or indirectly, any beneficial ownership in any security sold as part of a limited offering of the security without the prior approval of the Chief Compliance Officer. Any investment personnel owning a beneficial ownership in such securities shall disclose such ownership to the Corporation if any transaction of the Corporation in the shares or the issuer of the limited offering is contemplated. In such circumstances, the investment decision must be reviewed by investment personnel with no interest in the transaction.

d. Blackout Period on Personal Securities Transactions. Except as specifically permitted by this Code, no Access Person may make purchases or sales in Covered Securities within seven (7) days of the purchase or sale by the Adviser of the Covered Security.

e. Limits on Personal Gifts. Any Access Person shall not accept gifts from any person or entity doing business with or on behalf of the Corporation, other than de minimis (defined in the Code as under $100) gifts or meals.

f. Limits on Directorships of Publicly Traded Companies. Access Persons shall not serve on the boards of directors of any publicly traded corporation, without the prior approval of the Chief Compliance Officer.

g. Minimum Holding Period of Securities. No Access Person shall sell Covered Securities within sixty (60) days of the purchase of the same or equivalent securities unless it is determined by the Chief Compliance Officer prior to the sale that the sale is not one of an ongoing series of short term sales and purchases and that the timing of the sales is not part of a design to reap short term trading profits.

h. Personal Benefit. No Access Person will cause or attempt to cause any client to purchase, sell or hold any Covered Security in a manner calculated to create any personal benefit to such Access Person or a member of his or her family. If an Access Person or a member of his or her family stands to materially benefit from an investment decision for a client that the Access Person is recommending or in which the Access Person is participating, the Access Person will disclose to the Chief Compliance Officer and persons with authority to make investment decisions for the Adviser or the Fund, any Beneficial Interest that the Access Person or a member of his or her family has in such Covered Security (or a related security), or the issuer thereof, where the decision could create a material benefit to the Access Person or a member of his or her family or the appearance of impropriety.

     VI. PRECLEARANCE OF PERSONAL SECURITIES TRANSACTIONS.

Access Persons are not required to pre-clear the following transactions:

a. Purchases or sales of Covered Securities in any account managed on a discretionary basis by a person other than the Access Person and with respect to which such Access Person does not in fact influence or control the transactions.

b. Purchases which are part of an Automatic Investment Plan.

c. Purchases caused by the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

d. Purchases or sales of Covered Securities caused by the exercise of an option to purchase or sell a Covered Security so long as the exercise of that option is non-volitional on the part of the Access Person and the Access Person reports the details of the transaction to the Chief Compliance Officer within three business days of the exercise of the option (this exception does not affect the requirement that the writing of an option to purchase or sell a security must be precleared).

e. any Independent Director who executes a securities transaction without actual knowledge that the Corporation has an outstanding buy or sell pending in the same security.

VII. REPORTING REQUIREMENTS.

a. Securities Transactions.

(i) General Requirement to Report. Every Access Person, unless excepted below, shall submit to the Chief Compliance Officer an initial holdings report, quarterly transaction reports, and annual holdings reports as described below with respect to transactions in any Covered Security, in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security.

(ii) Initial Holdings Reports.

Except as otherwise provided below, every Access Person shall report to the Chief Compliance Officer or other designated person, no later than 10 days after the person becomes an Access Person, the following information (which information must be current as of a date no more than 45 days prior to the date the person becomes an access person):

                    (A) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership;

                    (B) the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit of the Access Person; and

                    (C) the date the Access Person submits the report.

            (iii) Quarterly Transaction Reports.

(1) Except as otherwise provided below, every Access Person shall report to the Chief Compliance Officer or other persons designated in the Code, no later than 30 days after the end each calendar quarter, the following information:

                    (A) With respect to transactions in any reportable security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the reportable security:

•	the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and the principal amount of each reportable security involved;

•	the nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

•	the price of the security at which the transaction was effected;

•	the name of the broker, dealer, or bank with or through which the transaction was effected; and

              •  the date that the report is submitted by the Access Person.

                (B)With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

              •  the name of the broker, dealer or bank with whom the Access Person established the account; and

              •  the date that the report is submitted by the Access Person.

(2) A person need not make a transaction report with respect to transactions effected pursuant to an Automatic Investment Plan.

(iv) Annual Holdings Reports.

Except as otherwise provided below, every Access Person shall report to the Chief Compliance Officer or other designated persons as of each December 31 the following information (which must be submitted no more than 45 days after December 31):

                (A) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership;

                (B) the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person; and

                (C) the date the Access Person submits the report.

(v) Disclaimer.

Any report under this section may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial interest in the security to which the report relates.

b. Exceptions.

(i) An Access Person need not submit a report with respect to transactions effected in, and Covered Securities held in, any account over which the person has no direct or indirect influence or Control.

(ii) An Independent Director who would be required to make a report solely by reason of being a director of the Corporation, need not make:

            (A) An initial holdings report or an annual holdings report.

            (B) A quarterly transaction report, unless the Independent Director knew or, in the ordinary course of fulfilling his or her official duties as a Corporation director, should have known that during the 15-day period immediately before or after the director’s transaction in a Covered Security, the Corporation purchased or sold the Covered Security, or the Corporation or the Adviser considered purchasing or selling the Covered Security.

        c. 1/2 of 1% Ownership Position Report. Every Access Person shall report immediately to the Chief Compliance Officer the name of any publicly owned company (or any company anticipating a public offering of an equity security) and the total number of such company’s shares Beneficially Owned by him if such ownership is more than 1/2 of 1% of the total outstanding shares of such company.

        d. Adverse Interests. Every Access Person who is subject to the reporting requirements above shall report immediately to the Chief Compliance Officer any Beneficial Ownership of the Access Person in any party with which he deals on behalf of the Corporation.

        e. Duplicate Confirmation and Statements. All Access Persons who are subject to the reporting requirements above must direct their brokers to supply to the Corporation duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts.

        f. Annual Certifications. Each Access Person who is subject to the reporting requirements above must certify annually that he or she has read and understands the Code and recognizes that he or she is subject to the Code. In addition, each Access Person, other than Independent Directors, must certify annually that he or she has complied with the requirements of the Code and that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

        g. Administration of Code of Ethics. The Corporation, the Adviser, and the Underwriter must use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code. No less frequently than annually, the Corporation, the Adviser, and Underwriter must furnish to the Corporation’s board of directors, and the board of directors must consider, a written report that:

(i) describes any issues arising under the Code or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

(ii) certifies that the Corporation, the Adviser, and the Underwriter have adopted procedures reasonably necessary to prevent access persons from violating the Code.

        h. Administration of Code of Ethics Relating to Supervised Persons of the Adviser.

(i) Each supervised person must report any violations of this Code promptly to the Chief Compliance Officer.

(ii) Each supervised person must be provided with a copy of the Code of ethics and any amendments.

(iii) Each supervised person must provide the Chief Compliance Officer or other designated compliance personnel with a written acknowledgement of their receipt of the Code and any amendments.

(iv) Unless an exception is granted, all supervised persons who are Access Persons must preclear all personal transactions in Covered Securities.

VIII.	SANCTIONS.

The Chief Compliance Officer shall identify all Access Persons who are required to make initial holdings reports, quarterly transactions reports, and annual holdings reports and inform these Access Persons of their reporting obligation. The Chief Compliance Officer shall receive and maintain all reports submitted by an Access Person and use reasonable diligence and institute procedures reasonably necessary to monitor the adequacy of such report and to otherwise prevent or detect violations of this Code. A violation of this Code will result in the imposition of sanctions as the Chief Compliance Officer deems appropriate under the circumstances of the particular violation and the violator’s past history of violations. Such sanctions may include, but are not limited to, (i) payment of monies, such as a fine, disgorgement of profits generated, or restitution to an affected party, (ii) a letter of warning or censure, (iii) suspension or termination of the employment, officership, or directorship of the violator, (iv) suspension of personal trading privileges, and (v) referral to the SEC and/or other civil or criminal authorities. The Chief Compliance Officer shall report all violations of this Code, and sanctions imposed with respect thereto, to the Board of Directors of the Corporation.

IX.	RECORD RETENTION.

The Corporation, on behalf of each series of the Corporation currently existing or created in the future, shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f)(1) under the 1940 Act or Rule 204-2(g) under the Advisers Act, as applicable, and shall be available for examination by the SEC or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination:

     a. Retention of Code. A copy of the Code that is in effect, or that at any time within the past five years was in effect, shall be preserved in an easily accessible place;

     b. Record of Violations. A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in any easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs;

     c. Copy of Reports.

(i) A copy of each report made by an access person pursuant to this Code must be preserved for a period of not less than five (5) years from the end of the fiscal year in which such report is made, the first two (2) years in an easily accessible place; and

(ii) A copy of each report required by Section VII. of this Code must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

     d. List of Access Persons. A list of all persons who are, or within the past five (5) years of business have been required to make reports pursuant to Rule 204A, Rule 17j-1 and/or this Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place; and

     e. Site of Records to be Kept. All such records and/or documents required to be maintained pursuant to this Code and/or Rule 17j-1 and Rules 204A and 204-2, as applicable, shall be kept at the offices of the Corporation.

     f. Record of Decisions. The Chief Compliance Officer must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of securities for at least five years after the end of the fiscal year in which the approval is granted.

     g. Record of Acknowledgments. A record of all written acknowledgments as required by Rules 204A-1(a)(5) and 204-2, as applicable, for each person who is currently, or within the past five years was, a supervised person of the Adviser.

X.	CONFIDENTIAL.

     All reports and other records required to be filed or maintained under this Code shall be treated as confidential.

XI.	INTERPRETATION OF PROVISIONS.

The Board of Directors of the Corporation and the Adviser may, from time to time, adopt such interpretations of this Code as such Board deems appropriate.

I have read this Code of Ethics and understand it. I agree to comply fully with all of the above provisions.

Date:	Signed:
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